Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	July 25, 2005

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc.

Financial Results for the Third Quarter of Fiscal 2005

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE: JEC) —

Third Quarter Highlights:

•	Backlog increases 19.7% from June 30, 2004 to $8.4 billion

•	Revenues increase 29.4% from the third quarter of fiscal 2004 to $1.4 billion

•	$0.68 EPS

•	Fiscal 2005 EPS guidance is $2.52 to $2.58

Jacobs announced today net earnings of $40.1 million, or $0.68 per diluted share, on revenues of $1.4 billion for the third quarter of fiscal 2005 ended June 30, 2005. This compares to net earnings of $29.9 million, or $0.52 per diluted share, on revenues of $1.1 billion for the third quarter of fiscal 2004.

Commenting on the results for the third quarter, Jacobs Chairman and CEO Noel G. Watson stated, “The third quarter of fiscal 2005 was a very good quarter for the Company. Revenues and earnings were up significantly from last year, driven by strength across a number of the markets in which our clients operate.”

For the nine months ended June 30, 2005, Jacobs reported net earnings of $108.2 million, or $1.85 per diluted share, on revenues of $4.1 billion. This compares to net earnings of $98.5 million, or $1.72 per diluted share, on revenues of $3.4 billion for the same period in fiscal 2004.

Jacobs also announced backlog at June 30, 2005, totaling $8.4 billion, including a technical professional services component of $4.2 billion. This compares to total backlog and technical professional services backlog of $7.0 billion and $3.6 billion, respectively, at June 30, 2004.

Jacobs Engineering Group Inc.

Commenting on the Company’s earnings outlook for the fourth quarter of fiscal 2005, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “We are narrowing our earnings per share guidance for fiscal 2005 to a range of $2.52 to $2.58.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, July 26, 2005, which they are webcasting live at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through August 2, 2005. The dial-in number for the audio replay is 706.645.9291 (reference code 7618798).

Jacobs, with over 35,000 employees and revenues exceeding $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2004 Annual Report on Form 10-K.

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Jacobs Engineering Group Inc.

Results of Operations (in thousands, except per-share data)

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Revenues	$1,449,047	$1,119,536	$4,115,542	$3,378,549
Costs and Expenses:
Direct costs of contracts	(1,240,170)	(960,418)	(3,516,451)	(2,889,257)
Selling, general and administrative expenses	(145,104)	(112,487)	(424,960)	(337,458)

Operating Profit	63,773	46,631	174,131	151,834

Other Income (Expense):
Interest income	1,114	573	2,901	2,117
Interest expense	(1,486)	(649)	(5,028)	(2,221)
Miscellaneous expense, net	(825)	(509)	(2,878)	(184)

Total other expense, net	(1,197)	(585)	(5,005)	(288)

Earnings Before Taxes	62,576	46,046	169,126	151,546

Income Tax Expense	(22,526)	(16,116)	(60,886)	(53,041)

Net Earnings	$40,050	$29,930	$108,240	$98,505

Earnings Per Share:
Basic	$0.70	$0.53	$1.90	$1.76
Diluted	0.68	0.52	1.85	1.72

Weighted Average Shares Used to
Calculate Earnings Per Share:
Basic	57,447	56,274	57,038	56,037
Diluted	58,882	57,555	58,427	57,414

Jacobs Engineering Group Inc.

Other Operational Information (in thousands)

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Revenues by Major Component:
Technical professional services	$741,716	$549,283	$2,114,723	$1,688,796
Field services	707,331	570,253	2,000,818	1,689,753

Total	$1,449,047	$1,119,536	$4,115,541	$3,378,549

Depreciation Before Taxes	$9,447	$8,217	$28,512	$25,442

Capital Expenditures	$10,607	$8,975	$33,490	$24,596

Selected Balance Sheet and Backlog Information (in thousands):

	At June 30,
	2005	2004
Balance Sheet Information:
Cash and cash equivalents	$201,740	$173,302
Working capital	542,780	473,659
Total debt	114,573	26,903
Stockholders’ equity	1,140,112	957,035

Backlog Information (1):
Technical professional services	$4,198,800	$3,648,100
Field services	4,204,500	3,374,500

Total	$8,403,300	$7,022,600

(1)	During the quarter ended June 30, 2005, in connection with our periodic review of the realization of capacity within our public sector task order type projects, we removed approximately $150 million of technical professional services from previously reported backlog. Additionally, we have reclassified approximately $250 million of previously reported backlog from technical professional services to field services.

Jacobs Engineering Group Inc.